Exhibit 99.1

Super Micro Computer, Inc. Schedules Conference Call and Webcast for Fourth Quarter and Fiscal 2016 Financial Results
Company to Report Lower than Expected Revenue and EPS
Company Also Announces $100 Million Stock Repurchase Program

San Jose, Calif.--(BUSINESS WIRE)-July 18, 2016 - Super Micro Computer, Inc. (NASDAQ: SMCI), a global leader in high-performance, high-efficiency server, storage technology and green computing, today provided preliminary information regarding its financial results for the fourth quarter and fiscal year ended June 30, 2016.

The Company also announced that it will release fourth quarter and fiscal 2016 financial results on Thursday, August 4, 2016, immediately after the close of regular trading, followed by a teleconference beginning at 2:00 p.m. (Pacific Time).

The Company now anticipates that it will report revenue for its fourth quarter of fiscal 2016 in the range of $520 million to $524 million. This compares to the Company’s previous guidance range of $580 million to $640 million. Revenue was lower than expected primarily due to weaker than expected orders from some of the company’s larger accounts. Revenue was also adversely impacted by pricing, timing of purchase decisions and certain business and shipping delays resulting from the Company’s global roll out of SAP and the implementation of the Company’s new global corporate structure.

Non-GAAP gross margin is expected to be approximately 14% primarily due to lower cost absorption due to lower utilization as well as product mix.

The Company anticipates that it will report non-GAAP operating expenses for fourth fiscal quarter between $57.9 million and $58.3 million, higher than for the fourth fiscal quarter of 2015 primarily due to higher R&D expense in new product development to expand our product lines.

The Company also anticipates that its non-GAAP earnings per diluted share will be in a range of $0.15 to $0.17. This includes an estimated negative impact of approximately $0.07 non-GAAP earnings per diluted share related to higher tax expenses associated with the implementation of the company’s new global corporate structure on May 1, 2016. This compares to the Company’s previous guidance of $0.46 to $0.58.

The Company ended the fourth quarter of fiscal 2016 with approximately $183.7 million in cash and cash equivalents, and short and long term investments compared to $98.1 million at the end of fourth quarter of fiscal 2015.

“We are disappointed to report that our performance was well below our forecast. Although we have been growing well in mid-size accounts during the past quarters and improving our SAP and global operations, our business has become more dependent on larger customers which has created more volatility in our results. We will provide more details on the fourth quarter financial performance at the time of our earnings call,” said Charles Liang, Chairman and Chief Executive Officer. “In addition to our financial performance, we will also discuss our go forward strategy to better utilize our capacity to compete more effectively and gain market share.”

The Company also announced today that the Company’s Board of Directors has adopted a program to repurchase from time to time at management’s discretion up to $100 million dollars of the Company’s common stock in the open market or in private transactions during the next 12 months at prevailing market prices. As of June 30, 2016, the Company had 48.6 million shares of common stock outstanding. Repurchases will be made under the program using the Company’s own cash resources. This share repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended at any time at the Company’s discretion.

“The repurchase program announced today reflects the Board of Directors' continued confidence in the Company's long-term financial and operating performance and commitment to enhancing stockholder value,” said Charles Liang, Chairman and Chief Executive Officer. “With over $183 million in cash and investments, we believe that we have the strategic flexibility to institute a repurchase program while maintaining sufficient capital for operations and innovation.”

Conference Call/Webcast Information for August 4, 2016
Supermicro will hold a teleconference to announce its fourth quarter and fiscal 2016 financial results on Thursday, August 4, 2016, beginning at 2:00 p.m. (Pacific Time). Those wishing to participate in the conference call should call 1-888-455-2263 (International callers dial 1-719-325-2177) a few minutes prior to the call’s start to register. The conference ID is 1154709. A replay of the call will be available through 11:59 p.m. (Eastern Time) on Thursday, August 18, 2016, by dialing 1-877-870-5176 (International callers dial 1-858-384-5517) and entering replay PIN 1154709.

Those wishing to access the live or archived webcast via the Internet should go to the Investor Relations tab of the Supermicro website at www.Supermicro.com.

About Super Micro Computer, Inc.

Supermicro®, a global leader in high-performance, high-efficiency server technology and innovation is a premier provider of end-to-end green computing solutions for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro's advanced Server Building Block Solutions® offer a vast array of components for building energy-efficient, application-optimized, computing solutions. Architecture innovations include Twin, TwinPro, FatTwin™, Ultra Series, MicroCloud, MicroBlade, SuperBlade®, Double-sided Storage®, Battery Backup Power (BBP®) modules and WIO/UIO.

Products include servers, blades, GPU systems, workstations, motherboards, chassis, power supplies, storage, networking, server management software and SuperRack® cabinets/accessories delivering unrivaled performance and value.

Founded in 1993 and headquartered in San Jose, California, Supermicro is committed to protecting the environment through its "We Keep IT Green®" initiative. The Company has global logistics and operations centers in Silicon Valley (USA), the Netherlands (Europe) and its Science & Technology Park in Taiwan (Asia).

Supermicro, FatTwin, TwinPro, SuperBlade, Double-Sided Storage, BBP, SuperRack, Building Block Solutions and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

All other brands, names and trademarks are the property of their respective owners.

SMCI-F

Investor Relations Contact
Super Micro Computer, Inc.
Perry G. Hayes, 408-895-6570
SVP, Investor Relations
PerryH@Supermicro.com